EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in this Registration Statement on Form S-8 of Abaxis, Inc. of (1) our report dated June 13, 2005, relating to the financial statements and financial statement schedule of Abaxis, Inc. and (2) our report dated June 13, 2005 relating to management’s report on the effectiveness of internal control over financial reporting  (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Abaxis, Inc. for the year ended March 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 7, 2006